AMENDMENT NO.6

This Amendment is made effective as of November 16, 2005, by and between CBD Media, LLC (“Buyer”), and Quebecor World Directory Sales Corporation (“Assignor”) and Quebecor World Hazleton Inc. (“Assignee”), amends the Printing and Binding Agreement entered into by and between the Buyer and the Assignor on July 23,1998, as amended by an Amendment No.1 dated as of December 22,1999, an Amendment No.2 dated as of November 20, 2001, an Amendment No.3 dated as of December 10, 2004 and an Amendment No.4 dated as of March 18, 2004, and Amendment No.5 dated as of January 1, 2005 (as so amended, the “Agreement”).

Capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Agreement.

In consideration of the promises of the parties set forth in the Agreement and hereinafter set forth and made part of the Agreement, the parties agree as follows:

1.

Buyer hereby expressly consents to the assignment by Quebecor World Directory Sales Corporation of all of its rights and obligations under the Agreement to Quebecor World Hazleton Inc. and Quebecor World Hazleton Inc. hereby agrees to become a party to the Agreement, as amended, and to be bound by its terms. All references to “Seller” in the Agreement shall be deemed a reference to the Assignee.

2.

The notice addresses of the Seller is replaced with the following and the clause entitled “Notices” is hereby amended accordingly:

Senior Vice President Sales

Quebecor World Directory Group

10481 Yonge Street

Richmond Hill, Ontario Canada  L4C 3C6

cc:

Vice president, Legal Affairs

Quebecor World Inc.

612 St.Jacques Street

Montreal, Quebec Canada  H3C 4M8

6.

This Amendment No.6 shall constitute the entire agreement between the parties on the subject matter hereof and shall supersede all other written or oral communication, proposals, drafts, amendments, agreements and representations between the parties hereto with respect to the subject matter hereof. Except as specifically amended herein the Agreement is in all respects ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment No.6 to be executed by their respective representatives thereunto duly authorized as of the date first above written.

CBD MEDIA, LLC

QUEBECOR WORLD DIRECTORY SALES CORPORATION

By:

/s/ Douglas A. Myers

By:       /s/ Kevin J. Chandler

Name:

Douglas A. Myers

Name:   Kevin J. Chandler

Title:

President & CEO

Title:  President, Book & Directory

Date:

11-29-05

Date:      12-12-05

QUEBECOR WORLD HAZLETON INC.

By:      /s/ Kevin J. Chandler

Name:  Kevin J. Chandler

Title: President, Book & Directory

Date:     12-12-05

AMENDED AND RESTATED AGREEMENT BETWEEN CBD MEDIA, LLC

AND

QUEBECOR WORLD HAZLETON INC.

FOR PRINTING AND BINDING OF DIRECTORIES

This Agreement is made as of November _____ 2005 by and between CBD Media, LLC., (hereinafter “Buyer” or “CBD”), a Delaware limited liability company with principal offices located at 312 Plum Street, Suite 900, Cincinnati, OH 45202, and  Quebecor World Hazleton Inc.  (hereinafter “Seller”), a Delaware corporation with principal offices located at Rt924 South, Hazleton Industrial Park RR #1 BOX 409Z Hazleton, PA 18201.

PREAMBLE

WHEREAS Quebecor World Directory Sales Corporation (formerly Quebecor Printing Directory Sales Corporation) and CBD Media, LLC (formerly Cincinnati Bell Directory Inc.) have entered into an agreement for the printing and binding of directories dated as of July 23, 1998 (“1998 Agreement”);

WHEREAS the 1998 Agreement was amended as of December 22, 1999, November 20, 2001, December 10, 2002, March 18, 2004, January 1, 2005, and November 16, 2005 (“Amendments”);

WHEREAS on November 16, 2005 the Buyer gave its written consent in accordance with the 1998 Agreement for Quebecor World Directory Sales Corporation to assign its rights and obligations under the 1998 Agreement, as amended, to Quebecor World Hazleton Inc.; and

WHEREAS the parties now wish to restate and further amend the 1998 Agreement and its Amendments, which shall be replaced and superseded by this Agreement;

NOW, THEREFORE, in consideration of the promises of the parties set forth in the 1998 Agreement and its Amendments and hereinafter set forth, the parties agree as follows:

1.

DEFINITIONS

Capitalized terms used herein which are not otherwise defined shall have the meaning ascribed to them in Attachment V – DEFINITIONS.

2.

SUBJECT

Buyer agrees to purchase and Seller agrees to sell the Printing Services described in this Agreement in accordance with the terms and conditions stated herein.

3.

CONTRACT PERIOD

This Agreement shall become effective on January 1, 1999 and shall continue through December 31, 2011.

This Agreement may be extended by mutual agreement for single year terms for a period of two consecutive years, 2012 and 2013.  Buyer shall indicate its intention to renew this Agreement by July 1, 2011 for year 2012, and by July 1, 2012 for year 2013. Pricing for extension year(s) will be negotiated at the time of renewal notice.

Upon receipt of a timely intention to renew, Seller shall have thirty (30) days in which to notify Buyer that Seller will not renew.  If Seller does not notify Buyer within that thirty (30) days period, this Agreement will be renewed for the term specified by Buyer.

This Agreement shall automatically extend to cover any Printing Services in progress at its expiration.  Buyer reserves the right to change the interval between issues of any of the directories at any time.

4.

PRINTING SERVICES

This Agreement covers the following services (herein referred to as “Printing Services” that Seller will be rendering to Buyer:

Plating, Presswork, Binding and further miscellaneous services:

Full Size Directories (8-7/8” x 10-7/8” and 9-5/8” x 10-7/8”)

Midi Size Directories (6-7/8” x 7-3/4”)

Small Format Directories (5-15/16” x 9”)

Buyer can source alternate print suppliers for inserts, on-serts, tabs and other specialty printing requirements.  If Buyer requests Seller to supply such other specialty printing requirements and Seller accepts, the pricing for the supply of such other specialty printing requirements by Seller will be negotiated separately with Buyer. In all events, Seller shall have the right to match any third party supplier price provided to Buyer on specialty printing requirement items and have a priority right to provide such item(s) to the Buyer at such price. Should Seller chose not to supply an item or match a third party supplier price, Buyer may supply such items using third party suppliers. All products supplied by Buyer’s third party suppliers will adhere to the Seller’s specifications. If any non-conforming materials result in additional costs to Seller, then Buyer will reimburse Seller for the actual additional costs incurred by Seller. Seller will advise Buyer of any such additional cost before they are incurred. Subject to the above, all binding prices related to specialty printing requirements included in the attachments hereto will remain in effect, whether these requirements are supplied  by Seller or by a third party supplier.

Seller will confirm quantities of materials received from Buyer’s third party suppliers within a reasonable time after receipt. If the quantity received is materially under the required amount, Seller will notify Buyer in writing within two (2) business days of receipt so that Buyer and Seller can agree on the appropriate corrective action.

5.

PRICE

Manufacturing unit prices (excluding paper) are contained in Attachment I – PRICE SCHEDULE, including Section A (Plating, Presswork and Binding of Full Size Directories dated January 1, 2005), Section B (Plating, Presswork and Binding of Midi Size Directories dated January 1, 2005) and Section C (Plating, Presswork and Binding of Small Format Directories dated January 1, 2005). Such prices shall become effective January 1, 2005, without a CPI adjustment for 2005, and will be adjusted as of January 1st of each year thereafter, with the exception of 2008, by 75% of the CPI-W. In addition, effective January 1, 2008 these prices will be reduced in such a way as to reduce the annual manufacturing billing by $100,000 using the 2006 volume and unit prices as a base for establishing the $100,000 annual manufacturing reduction. Seller will provide Buyer written notice of annual manufacturing price increase, if applicable, accompanied by all source documents used to establish basis for price increase.

For the purposes of this Agreement, CPI-W shall mean the percentage change in the August US Consumer Price Index for Urban Wage Earners and Clerical Workers, US City Average, all items index (1984=100) from the prior year’s August Consumer Price Index.

At the end of 2005, the parties will ensure that the 2005 manufacturing reductions (using the 2003 print volumes) as built in the new PRICE SCHEDULE effective as of January 1, 2005 have been achieved by comparing: (i) the total volume of the 2005 actual print volumes charged by Seller to Buyer using the new unit pricing effective as of January 1, 2005 to (ii) what would have been the total value of the 2005 actual print volumes using the unit pricing in force in 2004.

In addition, based on the methodology employed to calculate the 2005 manufacturing savings (using 2003 print volumes), both parties agree to verify the cost reductions by applying new unit pricing to actual print volumes.  In the event, the agreed manufacturing reductions are not achieved for any reason other than volume changes in page or copy counts from 2003, a one-time unit pricing adjustment will be made to the pricing set forth in the PRICE SCHEDULE to compensate for the difference and ensure that applicable savings are achieved.  The revised manufacturing unit pricing will become the new baseline for future annual price adjustments according to this Agreement. The same pricing verification method described in this paragraph will also be used for the 2008 manufacturing pricing reduction calculation (using the 2006 print volumes), again for any reason other than volume changes in page or copy counts from 2006.

In addition to the prices found in the PRICE SCHEDULE, the Seller will offer to the Buyer on an annual basis four (4) shifts each of pre-press, press and bindery for a total of ninety-six (96) hours (4 shifts X 3 manufacturing operations X 8 hours per shift) at no charge for the exclusive designation of developmental/experimental use. The total manufacturing hours that the Buyer may use in any one calendar year shall not exceed the above-stated ninety-six (96) hours which are not transferable from year to year. The Buyer will be responsible for paper and materials to be invoiced by the Seller at the rates currently in effect at the time of use.

Twice per year, the Seller shall make available to the Buyer the Seller’s facility, training staff and support material for the sole purpose of education and ongoing training on matters relating to directory printing and its affiliated services. These events shall consist of up to two (2) days time with an attendance per session of twelve (12) individuals. Subject and contents are to be mutually agreed and developed between the Buyer and the Seller.

6.

PAYMENT TERMS

Buyer agrees to make payments of undisputed amounts to Seller for Printing Services ordered hereunder on the following terms:

Net 30 days from date of invoice.  Buyer may exercise a 1.5% pre-payment discount on amounts due hereunder, exclusive of sales taxes, by remitting payment for a Seller prepared proforma invoice by the established first copy date of each directory.  The first copy date is defined as the scheduled receipt date for the element of any given directory, be it cover, alpha, class, etc.

7.

PRODUCTION LOCATIONS AND FREIGHT EQUALIZATION

Printing Services for Full Size Directories (8-7/8” x 10-7/8” and 9-5/8” x 10-7/8”) and Midi Size Directories (6-7/8” x 7-3/4”) as provided under the terms of this Agreement shall be rendered in Seller’s principal manufacturing facility located in Hazleton, PA, or other location(s) pre-approved in writing by Buyer.  Printing Services for Small Format Directories (5-15/16” x 9”) as provided under the terms of this Agreement shall be rendered in Seller’s principal manufacturing facility located in Waukee, IA.  Buyer shall be responsible for outbound transportation costs on the completed directories to their location.  Should Seller, at Seller’s convenience, produce any of this work, either in whole or in part, at a facility other than its principal facility, Seller shall be responsible for any excess inbound and outbound transportation costs resulting from a change in manufacturing locations.

However, when a change in Buyer’s requirements (as identified under the clause entitled SCHEDULES) warrants that any of the work must be performed at a manufacturing location other than the principal facility, and strictly for the purpose of accommodating Buyer’s revised requirements, then Buyer shall be responsible for all inbound and outbound transportation costs associated with such change.

8.

QUALITY STANDARDS

At Buyer’s option, Buyer’s representatives shall have access to Seller’s plant at any reasonable time during working hours to review Seller’s quality system or to make observations on material in process or final products to be furnished to Buyer.  No such site visits shall release Seller from any responsibilities under this Agreement.

To further the common cause of quality, Seller shall host two sessions per year, one day of duration, targeted on Quality Improvement.  These sessions can alternate between main offices of Buyer and Seller or fully reside in Seller’s office.  Seller shall commit the attendance of all staff resources deemed necessary by Buyer to attend these sessions.  The sessions format and contents will be mutually established prior to the session.

Seller will make a formal Quality Assurance presentation to Buyer after the completion of the annual manufacturing cycle.  Presentation to include annual quality metrics for Buyer’s work at each printing location, compared to previous year and the entire plants annual performance for all work produced in the same facilities. Both Buyer and Seller agree on the need for continuous quality improvements.  Seller agrees that the work will be performed in a good and workmanlike manner, and agrees to achieve commercially acceptable quality subject to the limitations of the Specifications, the materials furnished and the software and equipment used for the particular work.  This warranty is the only warranty made by Seller and all other warranties, express or implied, are hereby specifically excluded, including but not limited to the warranty of merchantability and fitness for a particular purpose.

9.

SPECIFICATIONS

Seller agrees to provide the PRINTING SERVICES and perform any other work under this Agreement in accordance with Buyer’s specifications set forth in Attachment IV attached to this Agreement which is incorporated herein by this reference.

10.

CHANGES

Buyer reserves the right to change Buyer’s specifications in any respect upon written notice to Seller provided that any such changes do not have a materially adverse effect on Seller’s operations and provided that Seller shall have a reasonable period of time in which to make any such change.  Seller shall advise Buyer of the cost impact of the proposed change, if agreed to, Buyer shall then compensate Seller for any increased costs or Seller shall make allowance for any decreased costs incident to such changes.  Otherwise the specifications shall remain unchanged and the remuneration provided in this Agreement shall not be altered.

11.

PRINTING SPECIFICATIONS

Inserts, Pasters and Labels

No inserts, pasters or labels shall be inserted or pasted on any directory except as directed by Buyer.

Type, Arrangement and Dimensions

Directory Trim Size

   9 5/8” X 10 7/8”     8-7/8” x 10-7/8”      6-7/8” x 7-3/4”     5-15/16” x 9”

No. of columns per page

3/4/5

    3/4/5

      3/4/5                      2/3

Image Areas of overall page:

Width (picas)

54.5

   49.5

     37

       31

Depth (picas)

 62

     62

      42

       50

Margins (picas):

Top

   2

      2

      2

       2

Bottom

   2

      2

      2

       2

Outside

   2

      2

      2

       2

Inside

   2

      2

      2

       2

Furnished Copy Specifications - All Sizes

Copy will be submitted as digital files in PDF or Post Script format , those files will meet Seller’s published specifications, as outlined in Attachment IV – Section B for digital file submissions.

Paper

Section

Color             Grade

Basis Weight

Community

White

         Directory

24” x 36” – 22.1#/500

Alphabetical

White

         Directory

24” x 36” – 22.1#/500

Blue

White

         Directory                                         24” x 36” – 22.1#/500

Classified

White

         Directory

24” x 36” – 22.1#/500

Cover

White

         Directory

24” x 36” - 122#/500

Ink Density Standards

Mutually agreed standards, which shall be similar to the standards in CBD’s current directories, shall be used by the Seller for evaluation and control of production.

Inks

The type of inks used are the responsibility of the Seller.  All inks must comply with CONEG regulations for heavy metal content and toxicity and Yellow Pages Association (YPA) recycling guidelines.  Buyer will provide sample color swatches to insure color visually matches standards.  The ink must not be subject to offsetting, smudging and must minimize show through on the reverse side of the page.

Copy and Proofs

The supplied copy for the full size directories shall be furnished to the Seller at the rate of 168 pages per working day, and the remaining directories in 128 page increments per working day.  Buyer will supply one set of approved page proofs, digital or hard copy, to accompany each set of printing media.

Following Seller’s receipt of the copy, Seller shall notify the Buyer of any media that was received in an unsatisfactory condition.  Once the media is received by the Seller, the Seller shall request any corrected copy within 48 hours.  It is understood that corrected copy shall be forwarded to reach Seller within twenty-four (24) hours or as otherwise mutually agreed.  It is further understood that copy damaged by the Seller during manufacture shall be charged to the Seller at the Buyer’s replacement cost plus transportation.  Replacement copy shall reach Seller within twenty-four (24) hours or as otherwise mutually agreed.

Cover copy shall be forwarded to Seller or its designated service provider following a pre-arranged schedule.

Copy for multi-colored pages will be provided as digital files.

All copy (electronic or mechanical) and plate negatives (if applicable) for covers, white pages and yellow pages shall be retained by the Seller for the life of the issue following publication of the directory.  In addition, proof copies, when furnished by the photocompositor, must be retained for the life of the issue.

Cover proofs will be furnished by Seller as requested by Buyer.

Binding

All directories will be perfect bound on the long dimension as directed by Buyer.

Binding Method

All Sizes

Perfect Binding

64 or more pages, a minimum thickness of 1/16” and a maximum thickness of 3-1/4”.

Packing - All Sizes

Directories shipped by parcel post shall be bundled in corrugated board and wrapped with one sheet of 70 pound kraft wrapper and sealed securely with tape.

Directories shipped by Express Air freight in less than carload lots, or truck in less than truckload lots, shall be packed in corrugated cardboard cartons.

Directories designed for mailing will be mailed with furnished pre-sorted Cheshire labels.  Seller or Buyer’s designated service provider will bundle the directories to carrier route sort and enter the directories into the U.S. Postal system.

Directories shipped by rail freight in carload lots, or by truck in truckload lots shall be arranged to meet Buyer’s specifications.

Deliveries

The minimum number of directories shipped ranges from 60,000 to 100,000 copies per working day.  When the total print order is less than the minimum, the complete shipment shall be made in one day.

Directories shall be delivered in first class condition and packed as specified under the section “Packing” included herein or as otherwise specified by Buyer.  For truckload shipments delivered to initial delivery stations, the last two (2) pallets or slip-sheet loads must be stretch-wrapped.  All pallets shipped to Buyer’s Delivery Distribution Center (DDC) are to be stretch-wrapped.

When directories are shipped by railroad freight car or by truck, the number of directories to be loaded in each car or truck (subject to equipment availability) shall be mutually agreed upon in advance of shipment.

It is understood that the term “working days” excludes Saturdays, Sundays and holidays celebrated by Seller in Seller’s plant of manufacture.

Time is of the essence regarding the delivery schedules.

12.

ASSIGNMENT

Neither party shall assign any right or interest under this Agreement nor delegate any Services or other obligation to be performed or owned by the parties under this Agreement without the prior written consent of the other party, except that the Seller has the right to assign this Agreement to an affiliate of Seller and the Buyer has the right to assign this Agreement, in whole or in part, to its parent, to any subsidiary, or to an acquirer of CBD, in connection with a “Sale”, of one or all of Buyer’s directories, and except as provided in the Clause entitled “CHANGE IN OWNERSHIP”.  Any attempted ASSIGNMENT or delegation in contravention of the above shall be void and ineffective.

13.

CHANGE IN OWNERSHIP

If Buyer proposes to sell, dispose of, license or transfer a Publication or the business of publishing the Publication(s), regardless of the form of the sale, disposal, license or transfer, including, without limitation, a sale of assets or stock or a merger or license, and whether or not Buyer is the surviving entity or not (a “Sale”), as soon as reasonably practicable and without breach of confidentiality Buyer shall give Seller written notice of any planned Sale stating the name of the prospective purchaser, the proposed date of Sale and credit information with respect to the prospective purchaser.  At Buyer’s request, Seller shall keep such information confidential.  Subject to the prior written consent of Seller, which shall only be withheld in the case where the credit rating of the purchaser is not reasonably acceptable to Seller, Buyer shall cause the purchaser, concurrently with the consummation of such Sale, to assume all of Buyer’s rights and obligations under this Agreement by an instrument in writing reasonably satisfactory to Seller.  If Seller does not consent to the assignment of this Agreement by Buyer to such prospective purchaser, this Agreement shall terminate upon the consummation of such Sale subject to payment by Buyer for Work completed to the date of termination, Work in process, Work completed but not billed and Work billed but not paid for and special materials.  Such termination is further subject to the survival of such provisions that by their nature would survive the termination of this Agreement, provided that in the event of the Sale of only a single Publication covered hereby or a portion of the business that publishes the Publication, this Agreement shall terminate only with respect to such portion of the Work sold and Buyer shall have no further obligations as set forth herein only with respect to such portion of the Work so sold.

14.

BUYER’S INFORMATION

All specifications, drawings, sketches, models, samples, tools, computer programs, technical information, confidential business information, directory listing information, intellectual property, or data, written, oral or otherwise  (all hereinafter designated “INFORMATION”) obtained by Seller hereunder or in contemplation hereof shall remain Buyer’s property.  All copies of such INFORMATION in written, graphic or other tangible form shall be returned to Buyer upon request.  Unless such INFORMATION was previously known to Seller free of any obligation to keep it confidential or has been or is subsequently made public by Buyer or a third party not in breach of any confidentiality obligations, or is independently acquired or developed by Seller, it shall be kept confidential by Seller, shall be used only in the filling of Orders, or in performing otherwise hereunder, and may be used for other purposes only upon such terms as may be agreed upon in writing by Buyer.

15.

CHOICE OF LAW

The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio.

16.

COMPLIANCE WITH LAWS

Seller shall comply with all applicable federal, state, county and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in Seller’s performance hereunder irrespective of whether or not a specification is furnished.

17.

CONTINGENCY

Neither of the parties shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, requirements imposed by Government regulations, civil or military authorities, acts of God or by the public enemy or other similar causes beyond such party’s control (collectively, “ CONTINGENCY”).

If such CONTINGENCY occurs, this Agreement shall be suspended for the duration of the delaying cause and the party injured may buy or sell elsewhere Printing Services to be bought or sold hereunder, and deduct from any commitment the quantity bought or sold or for which commitments have been made elsewhere and resume performance hereunder once the length of time of the CONTINGENCY has ended.

18.

CONTRACT PAYMENTS

In consideration of the term of this Agreement and of the terms and conditions set forth herein and the estimated annual volume forecasts provided by Buyer during each year of this Agreement (the “Annual Volume Forecast” is attached hereto as Attachment III and made a part hereof), Seller shall make cash payment to Buyer in the following amounts on the following dates (the “Contract Payments”):

Payment Date

Payment Amount

June 15, 2005

$   100,000.00

June 15, 2006

$   100,000.00

June 15, 2007

$   200,000.00

Seller shall make the Contract Payments to Buyer provided that there is no uncured material breach or anticipatory breach by Buyer under the Agreement as of the payment date (in the event of there being a material uncured breach or anticipatory breach, Seller shall have no obligation to issue such Contract Payment until such breach is cured).

The parties acknowledge and agree that the Contract Payments are being given in consideration of Seller’s production of all the Work contemplated hereby for the full contract period, the Annual Volume Forecast and subject to the other terms and conditions hereof.  Accordingly, in the event that Seller does not have the opportunity to produce the Work for the entire contract period, including without limitation, in the event of the discontinuance of all of the Work, a Sale of the Work and Seller is not retained to produce such Work under the terms and conditions of this Agreement, or the earlier termination of this Agreement (excluding termination for cause, as defined herein) (hereinafter collectively referred to as a “Termination Event”), the parties hereby acknowledge that Seller will not recognize the full consideration for which the Contract Payments are being given.  In such case, in addition to the other rights and obligations of the parties set forth herein, Seller shall be entitled to and Buyer shall pay to Seller the following cancellation penalty related to the unexpired term of the Agreement:

Termination Without Cause on/or Before

Cancellation Penalty

December 31, 2005

$   900,000.00

December 31, 2006

$   400,000.00

December 31, 2007

$              0.00

In the event that buyer rescopes or combines the Work, or sells or discontinues a portion of the Work that results in a material reduction of the estimated volume contemplated hereby (hereinafter collectively referred to as a “Reduction Event”), the parties hereby acknowledge that the Seller will not recognize the full consideration for which the Contract Payments are being given.  In such case, in addition to the other rights and obligations of the parties set forth herein, Seller will be entitled to and Buyer hereby agrees to reimburse Seller, promptly, without set-off or deduction, an amount in cash equal to the unamortized portion of the foregoing Contract Payments as of the effective date of such Reduction Event.  In light of such Reduction Event, Seller shall have the right to reevaluate and recalculate any remaining contract payments to be made on future payment dates based on the revised Annual Volume Forecast, if any, provided by Buyer. A Reduction Event that occurs after December 31, 2007 shall not give rise to any repayment obligation of Buyer with respect to previously received Contract Payments.

For purposes of this Section only, the term “termination for cause” shall mean termination of the Agreement by Buyer due to material breach by Seller under this Agreement or an Insolvency Event of Default by Seller.

19.

ENTIRE AGREEMENT

This Agreement as supplemented by its Attachments shall constitute the entire Agreement between Buyer and Seller and shall replace and supersede the 1998 Agreement and its Amendments. This Agreement shall not be modified or rescinded, except by a writing signed by both Buyer and Seller.

20.

EXTRA COPIES

“EXTRA COPIES” of an issue or a section of the directory ordered by Buyer prior to the completion of the printing shall be furnished at the prices provided under this Agreement.  Prices for “EXTRA COPIES” ordered after the printing has been completed may be changed by agreement of the parties to fairly reflect Seller’s cost for the production of such EXTRA COPIES.

21.

PROPERTY INSURANCE

Seller shall maintain, at Seller’s expense and with an insurance company satisfactory to Buyer, all risk property insurance on all MATERIAL furnished without charge by Buyer, including all Master Information, Media and directory paper and cover stocks.  Such insurance shall cover the current replacement cost of such property, including the cost of labor to reconstruct and/or replace such property, and the policy shall contain a provision that losses shall be paid directly to Buyer or to Seller, as our respective interests appear.  If the coverage is in the form of an endorsement, it should specify that the full amount of Buyer’s loss, without prorating, is payable to Buyer.  Seller shall furnish Buyer with copies of the policy or other satisfactory proof of insurance.  Seller agrees that Seller, Seller’s insurer(s) and anyone claiming by, through, under or in Seller’s behalf shall have no claim, right of action or right of subrogation against Buyer based on any loss or liability insured against under the foregoing insurance and Seller will obtain from Seller’s insurer confirmation that such insurance company has waived an such right of subrogation or right of action.

Certificates furnished by Seller or its subcontractors shall contain a clause stating that “Buyer is to be notified in writing at least thirty (30) days prior to cancellation of, or any MATERIAL change in, the policy.”

22.

FORECAST

The “FORECAST” Attachment III, which is incorporated herein, contains a list of directories, a forecast of the number of pages per copy and number of copies for the 2005 directories.  A FORECAST for each subsequent year of this Agreement, following the first year, will be furnished by December 1 of each year for Buyer’s Spring directories and May 1 of each year preceding production of Buyer’s Fall directories.  These FORECASTS do not constitute commitments and Buyer may change the final copy dates and shall confirm such dates with Seller.  Seller shall deliver the directories in accordance with established delivery schedules.  Buyer agrees that Seller shall provide all such Printing Services as set forth elsewhere in this Agreement as Buyer shall from time to time require relative to directories listed in the Forecast, provided that Buyer has the right, unilaterally, but subject to Section 23 hereof, to discontinue, combine or rescope said directories and provided that Seller shall be entitled to provide the Printing Services set forth in this Agreement for such combined or rescoped directories.  Nothing in this provision or Agreement shall require Buyer to order a stated number of directory pages or copies, but Seller shall be entitled to provide all of the requirements for directories set forth in the FORECAST as Buyer shall from time to time need.

23.

DISCONTINUANCE; CANCELLATION

In the event any directory title is discontinued during the term hereof, Buyer shall use its best commercial efforts to notify Seller in writing six (6) months prior to the date of proposed discontinuance and shall in all cases notify Seller at least ninety (90) days in advance of the date of such proposed discontinuance. Buyer’s obligations to Seller hereunder with respect to such directory title shall cease, effective with the discontinuance, except to pay for directory titles in process, directory titles completed but not billed, directory titles billed but not paid for and materials ordered or inventoried for Buyer and not otherwise usable by Seller at the plant of production of the affected directory title within a reasonable period of time (“special materials”), and except with respect to any provisions herein that survive any such termination.  If a discontinuance occurs on less than ninety (90) days prior written notice to Seller, Buyer shall be liable to Seller for all of the down-time and other direct damages that Seller may suffer as a result of such discontinuance, subject to Seller’s duty to mitigate. In the event of any discontinuance, this Agreement shall terminate only with respect to such directory title discontinued, and Buyer shall have no further obligations with respect to such directory title so discontinued.  As used herein, the term “discontinuance” shall be deemed to mean a total, permanent cessation of publishing the directory title by Buyer or any other entity, including, without limitation, any successor, assignee, lessee, licensee, transferee or affiliate of Buyer.  If Buyer (or its assignee or successor in interest hereunder), should thereafter resume publishing the directory title so discontinued at any time during the term of this Agreement, such party shall notify Seller reasonably in advance, in which event Seller shall have the first priority right to produce the directory title pursuant to the terms and conditions of this Agreement.

If Buyer cancels the printing of any directory title, whether prior to or during the commencement of the printing of such directory title, Buyer agrees to use its best commercial efforts to give Seller six (6) months prior written notice of such an event and shall in all cases provide Seller with at least ninety (90) days advance notice of the date of such cancellation.  If a cancellation occurs on less than ninety (90) days prior written notice to Seller, Buyer shall be liable to Seller for all of the down-time and other direct damages that Seller may suffer as a result of such cancellation, subject to Seller’s duty to mitigate. In any event, regardless of the period of notice, Seller will be liable for directory titles in process to date of cancellation, directory titles completed but not billed, directory titles billed but not paid for and special materials.

24.

INFRINGEMENT OF PATENTS, TRADEMARKS, TRADE SECRETS OR COPYRIGHTS

Seller agrees to defend at Seller’s own expense all suits against Buyer, for INFRINGEMENT of any PATENT, TRADEMARK, COPYRIGHT, TRADE SECRET, or any other proprietary right of any third party by any Printing Services covered by this Agreement and will indemnify or will save Buyer harmless from all reasonable expense of defending any such suit and all payments by final judgment assessed on account of such INFRINGEMENT except INFRINGEMENT arising from adherence to copy, specifications or drawings which Seller is directed by Buyer to follow or residing in parts or supplies furnished by Buyer to Seller for use under this Agreement.  Buyer will at its own expense defend all suits against Seller for such excepted INFRINGEMENT and save Seller harmless from all reasonable expense of defending any such suit from all payments by final judgment assessed against Seller on account of such INFRINGEMENT.  In acquiring other material for use under this Agreement, Seller agrees to use reasonable care to protect Buyer with respect to claims of INFRINGEMENT.  Each party agrees to give the other prompt written notice of suits for INFRINGEMENT for which the other assumes responsibility under this Agreement and full opportunity and authority to assume the sole defense including appeals, and, upon such other’s request and at its expense, to furnish all INFORMATION and assistance available to it for such defense.  If either party assumes responsibility for any such suits against the other party, then such party will not settle or compromise any such suit without the other party’s prior written consent, which will not be unreasonably withheld.

25.

INVOICE

Seller’s INVOICE shall be rendered after shipment of all directories and shall be payable as set forth in this Agreement.  The original INVOICE shall be sent to:

Mr. John Schwing

CFO & VP Finance & Administration

CBD Media, LLC

312 Plum Street, Suite 900

Cincinnati, Ohio 45202

26.

LIABILITY, INSURANCE, INDEMNITY

All persons furnished by Seller, including any subcontractors, shall be considered solely Seller’s employees, agents or subcontractors and not employees, agents or subcontractors of Buyer; and Seller shall be responsible for full compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, payments of wages and payment of taxes, such as unemployment, social security and other payroll taxes, including applicable contributions from its employees, agents or subcontractors when required by law.

Seller agrees to indemnify and save Buyer harmless from any liabilities, claims or demands (including the costs, expenses and reasonable attorney’s fees on account thereof) that may be made: (1) by any third person for injuries, including death to persons or damage to property, including theft, resulting from Seller’s negligent or otherwise wrongful acts or omissions, or those of Seller’s employers, agents or subcontractors; (2) by any third person for injuries, including death to persons or damage to property, caused by any directories supplied by Seller hereunder in a defective or dangerous condition; or (3) under Worker’s Compensation, or similar employer-employee LIABILITY acts, against Buyer by Seller’s employees, agents or subcontractors; or (4) by Buyer’s subscribers or any third party by reason of any errors or omissions caused by Seller in media or Directories furnished by Seller. Seller agrees to defend Buyer at Buyer’s request, against any such LIABILITY, claim or demand.  The foregoing indemnification shall apply whether Seller or Buyer defends such suit or claims and whether the death, injury or property damage is caused by the sole acts or omissions of Seller or by the concurrent acts or omissions of Buyer and Seller hereunder.  Buyer agrees to notify Seller promptly of any written claims or demands against Buyer for which Seller is responsible hereunder.  If either party assumes responsibility for any such suit against the other party, then such party will not settle or compromise any such suit without the other party’s prior written consent, which will not be unreasonably withheld.

Seller shall maintain, during the term hereof, all INSURANCE and/or bonds required by law, or otherwise, in each case with insurance companies rates not less than A-IX by A.M. Best (or a comparable rating by another nationally recognized rating agency), including but not limited to:

(1)

Worker’s Compensation insurance as required by the State(s) in which the contract is to be performed.

(2)

      Employer’s Liability insurance with limits of not less than $500,000 per occurrence.

(3)

Comprehensive or Commercial General Liability insurance, Occurrence Basis, including but not limited to premises-operations, broad from property damage, products/completed operations, contractual liability, independent contractors, personal injury with limits of at least $1,000,000 combined single limit for each occurrence.

(4)

Automobile Liability, Comprehensive Form, with limits of at least $1,000,000 combined single limit for each occurrence.

(5)

Excess Liability, in the Umbrella Form and on an Occurrence Basis, with limits of at least

$5,000,000 combined single limit for each occurrence.

Seller agrees that Seller, Seller’s insurer(s) and anyone claiming by, through, under or in behalf of Seller shall have no claim, right of action or right of subrogation against Buyer or Buyer’s customers based on any loss or LIABILITY insurable under the foregoing INSURANCE and Seller will obtain from Seller’s insurer confirmation that such insurance company has waived any such right of subrogation or right of action.

Seller shall also require its subcontractors, if any, who may enter upon Buyer premises to maintain similar INSURANCE and to agree to furnish Buyer, if requested, certificates or other adequate proof of such INSURANCE.  Certificates furnished by Seller or its subcontractors shall contain a clause stating that “Buyer is to be notified in writing at least thirty (30) days prior to cancellation of or any material change in policy”.

Buyer and Seller will review on an annual basis on whether the level of coverage should increase at a minimum of the Consumer Price Index (CPI) for the Philadelphia Metropolitan area.

27.

LICENSES

No LICENSES, express or implied, under any patents, copyrights, trademarks, tradenames or proprietary property or information, are granted by Buyer to Seller under this Agreement.

28.

FEATURES FUND

Seller will create a features fund (“Features Fund”) of $100,000 for each of 2005, 2006, and 2007. The Features Fund will be available for use against the manufacturing costs of the Warren County Directory for years 2005, 2006, and 2007. Should any part of the $100,000 be remaining in 2005, 2006 or 2007, Buyer would be able to use it to cover up to 100% of the cost to convert 6” X 9” titles from two color to four color in 2005, and up to 50% of that ongoing cost in 2006, and up to 25% of that ongoing cost in 2007. The rolling-over or application as a pure manufacturing credit of these funds is prohibited.

29.

NEW AND CHANGED METHODS, PROCESSES AND EQUIPMENT

Seller agrees to keep abreast of major developments in the graphic arts and data processing industries and to promptly advise Buyer of any developments which might affect the production of the directories.

If during the term of this Agreement, Seller’s costs are reduced by using improvements from either the a) adoption of new production methods, processes, techniques or materials, or b) use of additional, new or different equipment or facilities, then prices shall be reduced by agreement of the parties to fairly reflect such reduction, and after fully taking into account Seller’s costs of developing, implementing and starting up such new methods, processes, techniques or materials.

30.

NON-WAIVER

Buyer’s failure at any time to enforce any of the provisions of the Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided will in no way be construed to be a waiver of such provisions, rights, remedies or options or in any way affect the validity of this Agreement.  The exercise by Buyer of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice the exercising thereafter of the same or any other rights, remedies or options.

31.

NOTICES

Any notices to be sent will be addressed as follows:

Senior Vice President-Sales

President

Quebecor World Directory Group

CBD Media, L.L.C.

10481 Yonge Street

312 Plum Street, Suite 900

Richmond Hill (Ontario)

Cincinnati, Ohio  45202

L4C 3C6

cc:

cc:

Vice President, Legal Affairs

Vice President, Finance & Administration, CFO

Quebecor World

CBD Media, L.L.C.

612, rue Saint-Jacques

201 East Fourth Street

Montreal, Quebec, Canada  H3C 4M8

Suite 102-620

Cincinnati, Ohio  45202

32.

ORDERS

ORDERS applying against this Agreement may be sent to Seller by Buyer, or such of their present or future affiliates as are identified in writing by Buyer.

The terms and conditions of this Agreement shall apply to all ORDERS placed by Buyer for the Printing Services described herein, and Buyer’s failure to identify the contract number of this Agreement on any ORDER shall in no manner affect the applicability of these terms and conditions.

33.

OVERRUNS AND UNDERRUNS

The actual number of copies delivered under this Agreement may because of OVERRUN or UNDERRUN vary from the number ordered as set forth in the schedule below.  A directory containing both alphabetical and  classified sections shall be considered as one directory.  If an alphabetical section of a directory is used in other directories accompanied by different classified sections, the allowable OVERRUN or UNDERRUN for each directory shall be based on such classified runs rather than on the total run for the main alphabetical section.

Number of Copies Ordered

    Allowable Overrun or Underrun

  1,000 and under

2.50%

  1,001 through     5,000

25 Copies or 1.25%(whichever is greater)

  5,001 through   15,000

65 Copies or 1.00%(whichever is greater)

 15,001 through  25,000

           150 Copies or .75%(whichever is greater)

 25,001 through  50,000

           190 Copies or .50%(whichever is greater)

 50,001 through 100,000

           250 Copies or .40%(whichever is greater)

            100,001 through 200,000

           400 Copies or .35%(whichever is greater)

200,001 through 500,000

           700 Copies or .25%(whichever is greater)

500,001 and over

        1,250 Copies or .15%(whichever is greater)

34.

PAPER

The Seller shall purchase and store paper for the work hereunder in weights and grades sufficient to meet immediate requirements and provide for reasonable contingency supply. Starting as of January 1, 2009, Buyer shall have the right to supply its own paper under this Agreement. Paper supplied by the Buyer shall meet or exceed the specifications set forth in this Agreement, shall be delivered FOB Seller’s facilities where the directories are being printed and shall be subject to any other terms and conditions as may be agreed by the parties.

Paper supplied by Seller shall be billed to Buyer upon completion and shipment of the directory in accordance with the appropriate paper factors found in the PRICE SCHEDULES (Attachment I, Sections B through D) contained in this Agreement.  Seller is responsible for and will pay all freight and shipping charges in connection with the delivery of Seller supplied paper to any of Seller’s or its subcontractor’s facilities.

For the period between January 1, 2006 and December 31, 2008, Seller will purchase paper for the Buyer’s directories to be produced under this Agreement from the Katahdin Mill. Such paper will meet or exceed all paper specifications set forth in this Agreement. The price for paper in 2006 will be $675.00/short ton and will be firm until December 31, 2006.

In December of 2006, Seller will provide Buyer with a copy of the Katahdin Mill notice of increase in the paper price, if any. If the mill announces an increase in the paper price, this increase shall be passed through to Buyer as of the effective date of such increase, provided that for 2007, such increase shall not exceed $40/short ton. If there is no price increase by the mill, then the paper price for the first half of 2007 will remain at $675/short ton. In June of 2007, Seller will provide Buyer with a copy of the Katahdin notice of increase in paper price for the second half of 2007, if any. In no event will the cost for Buyer’s paper compared to the price in effect in 2006 go up by more than a cumulative amount of $40/short ton for all of 2007. If there is no price increase for the second half of 2007, the price for paper for the second half of 2007 will remain at the same price as was set for the first half of 2007.

In December of 2007, Seller will provide Buyer with a copy of the Katahdin notice of increase in the paper price, if any. If the mill announces an increase in the paper price, this increase shall be passed through to Buyer as of the effective date of such increase, provided that for 2008, such increase shall not exceed $30/short ton. If there is no price increase by the mill, the price for paper for the first half of 2008 will remain at the same price as was set for the second half of 2007. In June of 2008, Seller will provide Buyer with a copy of the Katahdin notice of increase in paper price for the second half of 2008, if any. In no event will the cost for Buyer’s paper go up more than a cumulative amount of $30/short ton for all of 2008. If there is no price increase for the second half of 2008, the price for paper for the second half of 2008 will remain at the same price as was set for the first half of 2008.

If the Katahdin Mill issues a price increase notice and then later withdraws any portion of any such increase in the market place, paper price to Buyer will be reduced accordingly. Notwithstanding the foregoing, in no event shall the price of paper supplied by Seller under this Agreement at any time during the term be reduced to an amount lower than the base price of $675/short ton.

Subject to Buyer’s right to supply its own paper, the price for paper supplied by Seller after December 31, 2008 shall be as mutually agreed by the parties.

35.

PROCESSING MEDIA

The term “PROCESSING MEDIA” (hereinafter referred to as “MEDIA”) includes tapes, discs, positives, negatives, film plates, or any other product used or developed by Seller to produce the directories in its final form.  MEDIA does not include software.  Seller shall, without extra charge and in a manner satisfactory to Buyer, (1) store and maintain MEDIA in a logically organized and good condition, (2) replace worn or damaged MEDIA as required, and (3) store plate-ready film flats of any issue of a subscriber directory or yellow pages directory until the delivery of the next issue of  that subscriber or yellow pages directory.

36.

PUBLICITY

Seller agrees to submit to Buyer all advertising, sales promotion, press releases and other PUBLICITY matters relating to the Printing Services furnished by Seller under this Agreement wherein Buyer’s names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and Seller further agrees not to publish or use such advertising, sales promotion, press releases, or PUBLICITY matters without Buyer’s prior written approval.

37.

QUALITY COMMITMENT

Quality is conformance to customer’s requirements and general industry standards.  Seller agrees that its commitment to Quality and the processes it has in place to fulfill this commitment with respect to each service and material provided by Seller are primary and material requirements of this Agreement.  In addition to any other rights or remedy available to Buyer under this Agreement, Buyer reserves the right to assure, throughout the term of this Agreement, Seller’s continued commitment to Quality and Seller agrees to take appropriate steps, as noted by Buyer, to improve Seller’s commitment to Quality.

Seller will demonstrate commitment to a Quality Improvement Process by providing to Buyer on an annual basis:

1.

A published statement of its quality policy signed by an officer of the company;

2.

An established means of measuring and reporting customer satisfaction;

3.

A quality training and awareness program;

4.

A continuous quality Improvement Process;

5.

An established means of monitoring conformance to requirements for products; and

6.

An established in-coming Material Quality Inspection Program.

38.

RECORD AND AUDIT

Seller shall maintain complete and accurate RECORDS of all amounts billable to and payments made by Buyer hereunder in accordance with generally accepted accounting practices.  Seller shall retain such RECORDS for a period of three (3) years from the date of final payment for Printing Services covered by this Agreement.  Seller agrees to provide reasonable supporting documentation concerning any disputed amount of invoice to Buyer within thirty (30) days after Buyer provides written notification of the dispute to Seller.

39.

REJECTIONS

If Buyer rejects any or all of the directories, Buyer may exercise the following remedies: (1) return rejected directories for full credit at the price charge plus transportation charges from Seller’s plant and return; and (2) accept a conforming part of any shipment and rejected directories replaced by Seller at the purchase price stipulated in this Agreement if Buyer has not previously paid for those directories and at Seller’s expense if Buyer has previously paid for the directories. The above rejection options are in addition to any and all recourse Buyer wishes to take regarding termination for non-performance under the TERMINATION clause.

Seller agrees that in the event Buyer rejects any or all directories, Seller will, if requested by Buyer, use its best efforts to replace said directories immediately or as soon as practical.

40.

REPRINT

If the Buyer decides to reprint the title, Seller must reprint the required quantity for that title.  Seller must reprint the directory within a reasonable time and at the prices found in the PRICE SCHEDULES, Attachment I, Sections A through D.

Seller will reduce MAKEREADY prices by 33% for all reprints.  If Seller is allowed a reasonable time to reprint any title, Seller will guarantee no overtime premium charges.

41.

SCHEDULES

To assist Seller in providing for Buyer’s requirements Buyer shall submit SCHEDULE requests, in a form similar to Attachment II – SCHEDULE, on December 1st of each year of the Agreement for the Spring production and on May 1st for the Fall production of the succeeding year, indicating Buyer’s total requirements for the work hereunder, including Buyer’s total quantities, number of pages, number of colors to be printed, special section requirements, in a form similar to Attachment III – FORECAST, and directory ship dates for each issue.  These SCHEDULE requests shall be used by Seller to devise a final production SCHEDULE which specifies the work flow and method of manufacture for each directory.

If an individual SCHEDULE request or print order changes the date upon which final copy is due, compared to the due date in the previous year, or increase the number of printed pages or bound directories in excess of 10% over the last actual printed page count or bound directories in the preceding year for that directory, it may become necessary to revise, by mutual agreement, the production SCHEDULE and manufacturing plan for that directory.

42.

SEVERABILITY

In the event that any one or more of the provisions contained herein shall, for any reason, be held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions never had been contained herein.

43.

SURVIVAL

All obligations hereunder on Seller’s part incurred prior to the cancellation, termination, or expiration of this Agreement or any order placed hereunder by Buyer shall survive such cancellation, termination, or expiration.

44.

TAXES

Except as otherwise provided in this Agreement, Buyer shall reimburse Seller only for the following Tax Payments and returns with respect to transactions under this Agreement, Federal Manufacturers’ and Retailers’ excise taxes, state and local sales taxes and use taxes, as applicable.  Taxes payable by Buyer shall be billed as separate items on Seller’s invoices.

The cost of Federal Insurance Contribution Act and Federal and State Unemployment Insurance Taxes are not included in the prices set forth in Attachment I - PRICE SCHEDULES, Section B only.  Rates currently in effect are reflected on Attachment VI and are hereby incorporated into this Agreement.  In the event of any increase or decrease in such rates or in the percentage of Seller’s payroll subject to such taxes occasioned by legislative changes or changes in Seller’s experience rating or in the event the Seller is required to pay any additional payroll tax on account of any work or act performed under this Agreement, the prices set forth in Attachment I - PRICE SCHEDULE, Section B only, and the Social Security Tax Factors set forth in Attachment VII shall be adjusted to reflect any such new, increased or decreased tax.

If the Seller is required to pay an excise, privilege, processing, gross receipts or similar tax not now imposed on account of any act required for the performance of this Agreement, the cost of such new or increased tax shall be added as an extra charge.

In no event shall Buyer be obligated to make to Seller any payment for or reimbursement of taxes or other levies on Seller based upon or measured by Seller’s net income.

45.

TERMINATION

In addition to the expiration of this Agreement as provided herein, and in addition to the parties’ rights of termination specifically provided elsewhere in this Agreement, this Agreement may be terminated as set forth below:

(1)

Termination for Breach

In the event that Seller breaches any material obligation hereunder, including without limitation any of its obligations with respect to quality, specification, or delivery schedules (for which time is of the essence), Buyer shall give Seller written notice specifying in reasonable detail the breach and requesting that the breach be cured (the “CURE NOTICE”).  If Seller fails to cure the specified breach within five business days of receipt of the Cure Notice, Buyer shall have the right to terminate this Agreement effective immediately upon the giving of written notice of termination to Seller.

(2)

Insolvency

Upon the occurrence of an Insolvency Event of Default (as defined below), the other party may, at its option, terminate this Agreement effective immediately upon the giving of written notice of termination.  The occurrence of any one or more of the following events shall constitute an “Insolvency Event of Default”: a party admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; an affirmative act of insolvency by a party of any partition or action, under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to debtors; or the subjection of a material part of a party’s property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

(3)

Additional Rights

The rights of termination set forth above shall be in addition to any other rights and remedies the terminating party may have hereunder or at law or in equity.

46.

THIRD PARTY CLAIMS

Seller shall reimburse Buyer for any loss or expense arising out of claims made by subscribers or advertisers by reason of any errors or omissions in subscriber or yellow page directories caused by Seller or any subcontractor of Seller.  Seller’s LIABILITY shall be limited to $1,500 for each such claim based on such error or omission.  Seller agrees to acknowledge or to disavow Seller’s responsibility for a claim within thirty (30) days of Buyer’s written notification to the Seller.

47.

TITLE

TITLE to the directories shall vest in Buyer when the directory has been loaded on the transport vehicle at  Seller’s loading dock.  In any event, and regardless of which party holds formal title, Seller agrees to insure all directories and other materials while those materials are in Seller’s facilities.  Seller agrees to pay to Buyer any insurance proceeds it receives in connection with, or relating to, any directories or other property of Buyer located at Seller’s premises.

48.

TRANSPORTATION

Directories shipped by Seller via common carrier and according to routing instruction shall be shipped F.O.B. Origin, Freight Collect with instructions to the carrier to forward the original freight bill and copy of bill of lading to Seller which in turn will charge Buyer for such costs without additional mark-up of any kind.  Directories shipped by Seller via U.S. Mail shall be delivered to  the Post Office in the same city of Seller at no extra charge to the Buyer.  Postage shall be prepaid by Seller and invoiced to Buyer as a separate item accompanied by receipts.  Seller agrees to ship all initial distribution quantities out of plant via U.S. Mail.

49.

USE OF INFORMATION

All INFORMATION in written, printed, graphic or other form furnished to Seller under this Agreement or in contemplation of this Agreement remains Buyer’s property, shall be kept confidential by Seller and shall be returned to Buyer at Buyer’s request.  Seller agrees that such INFORMATION shall be used solely for the production of the directories and that Seller shall not use or permit others to use such INFORMATION or any part thereof, printed or otherwise, for any other purpose unless so directed in writing by Buyer.  Seller shall keep confidential and safeguard all INFORMATION covered by this Agreement now and hereafter in Seller’s possession and prevent their use by any other person or persons.  Seller shall promptly destroy all extra proofs and copies of any of the directory or portion thereof.

50.

WARRANTY

Seller warrants that the Printing Services furnished will be free from defects in material and workmanship and will conform to the specifications, drawings, samples and instructions.  Seller also warrants that the Printing Services will be performed in a first class, workmanlike manner.  All warranties shall survive inspection, acceptance and payment.

51.

WORK DONE BY OTHERS

If any part of the Printing Services performed by Seller under this Agreement is dependent upon work done by others (including but not limited to plating, presswork, and binding material composed or furnished by Buyer or another supplier), Seller shall inspect and promptly report to Buyer any defect that renders such other work unsuitable for Seller’s proper performance.  Seller’s silence shall constitute approval of such other work as fit, proper and suitable for Seller’s performance of the Services under this Agreement.

52.

EXECUTION

Authorized representatives of Buyer and Seller hereby execute this Agreement including the Attachments and/or appendices attached hereto and made a part hereof.

QUEBECOR WORLD HAZLETON INC.

By:

/s/ Kevin J. Chandler

Name:

Kevin J. Chandler

Title:

President, Book & Directory

CBD MEDIA, LLC

By:

/s/ Douglas A. Myers

Name:

Douglas A. Myers

Title:

President & CEO

[INSERT ATTACHMENTS HERE]